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                        [ANDREW M. ALLAMIAN LETTERHEAD]





                                                          Exhibit 5(a) and (b)

                                                                  April 10, 1997



Maximus Fund I, L.L.C.
c/o Maximus Capital Management, Inc.
8218 North University
Peoria, IL 61615


RE:  REGISTRATION STATEMENT ON FORM SB-2 FOR $25,000,000 OF MEMBERSHIP
     INTERESTS

Gentlemen,

     I have acted as counsel for Maximus Fund I, L.L.C., a limited liability company organized under the Delaware Limited Liability Company Act (the "Fund"), and Maximus Capital Management, Inc. (the "Managing Member"), in connection with the registration under the Securities Act of 1933, as amended, of Membership Interests (the "Interests") in the Fund, having a maximum aggregate offering price of $25,000,000, pursuant to the referenced Registration Statement.

     You have requested my opinion regarding the legality of the Interests registered pursuant to the Registration Statement on Form SB-2. I have examined originals or copies, certified to my satisfaction, of such records,agreements, and other instruments of the Fund, certificates of public officials, certificates of the Managing Member or other representative of the Fund, and other documents, as I have deemed necessary as a basis for the opinions hereinafter set forth. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon written certifications of the Managing Member or other representatives of the Fund and other appropriate persons and references, including, but not limited to statements contained in the Registration Statement.

     I am admitted to practice law only in the State of Illinois. My opinions, insofar as they address issues of Delaware law, are based solely on my review of (i) the records of the Fund, (ii) the Delaware Limited Liability Act and
(iii) a












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Maximus Fund I, L.L.C.
April 10, 1997
page 2


certified copy of the Fund's January 17, 1997 certificate of Formation. Subject to the foregoing, I do not express any opinion herein concerning any law other than the laws of Illinois and the federal laws of the United States.

     I have assumed the genuineness of all signatures on documents reviewed by or presented to me, the legal capacity of natural persons, the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted to me as copies.

     Based upon the foregoing, I am of the opinion that:

1. The Fund is a duly organized, validly existing limited liability company under the laws of the State of Delaware.

2. The Interests of the Fund to be offered pursuant to the Prospectus forming a part of the Registration Statement are validly authorized and when (a) the pertinent provisions of the Securities Act of 1933, as amended, state securities laws and regulations as may be applicable have been complied with and (b) such interests have been duly delivered against payment therefor as contemplated by the offer contained in the Prospectus, such Interests will be validly issued, fully paid and nonassessable under the laws of Delaware.

     With respect to the section of the Prospectus captioned Tax Considerations, I confirm that, subject to the foregoing and to the qualifications and limitations stated therein, I render the opinion of counsel expressly set forth in the aforesaid section.

     My opinion is expressed as of the date hereof, and I do not assume any obligations to update or supplement my opinion to reflect any fact or circumstance which hereafter comes to my attention or any change in the law that hereafter occurs.

     I hereby consent to the reference to my name in the "Legal Opinions" and "Tax Considerations" sections of the Prospectus and to the inclusion of this opinion as an Exhibit to the Registration Statement.



Sincerely,


Andrew M. Allamian